EXHIBIT 10(29)

RESOLUTIONS APPROVING AMENDMENTS TO THE
AZZ INCORPORATED EMPLOYEE BENEFIT PLAN AND TRUST

WHEREAS, AZZ incorporated (the “Employer”) has previously adopted the AZZ incorporated Employee Benefit Plan & Trust effective March 1, 1969; and

WHEREAS, Employer subsequently adopted the MFS Fund Distributors, Inc. 401(k) Profit Sharing Plan and Trust (the “Trust”) and related Adoption Agreement adopting for its eligible employees the AZZ incorporated Employee Benefit Plan and Trust (the “Plan”) effective November 1, 1999, such Plan being an amendment and restatement in its entirety of the previously established plan of the Company effective March 1, 1969, and as subsequently amended and restated effective March 1, 1993; and

WHEREAS, Article VIII of the Trust permits Employer to amend the choices selected in the Adoption Agreement at any time and to any extent it may deem advisable;

NOW, THEREFORE, BE IT RESOLVED, that Employer amends the Adoption Agreement effective March 1, 2002 in the following respects:

(i)  to include as “compensation” for Plan purposes, compensation not currently includible in a Participant’s reportable income by reason of his or her §401(k) contributions under the Plan; and

(ii)  to increase the amount which a Participant may contribute under the salary reduction provisions of the plan from 12% to 15% of his or her compensation;

and

RESOLVED FURTHER, that the officers of the Company are authorized and directed to take all such actions as may be necessary or appropriate in order to carry out the intent of these resolutions.